EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 to Registration Statement (Form S-3, File No. 333-122457) and related Prospectus of NCI Building Systems, Inc. for the registration of $180,000,000 2.25% Convertible Notes due 2024 and to the incorporation by reference therein of our report dated December 9, 2004, with respect to the consolidated financial statements and schedule of NCI Building Systems, Inc. included in its Annual Report (Form 10-K) for the year ended October 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 26, 2005